Exhibit 10.23.7

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

2015 RESTRICTED STOCK AGREEMENT

The Compensation Committee of the Board of Directors of National CineMedia, Inc., a Delaware corporation (the “Company”), granted shares of Restricted Stock to be issued under the National CineMedia, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”), to the Grantee named below. This Restricted Stock Agreement (the “Agreement”) evidences the terms of the Company’s grant of Restricted Stock. Any capitalized term in this Agreement shall have the meaning assigned to it in this Agreement or in the Plan, as applicable.

A. NOTICE OF GRANT

Name of Grantee:

Number of shares of Restricted Stock:

Grant Date:

Vesting Schedule: Except as provided otherwise in this Agreement or the Plan (including but not limited to Section 14.2 of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), subject to Grantee’s continuous Service, the Restricted Stock shall vest and the restrictions set forth in Section 2 of this Agreement shall lapse as follows:

Service Vesting Date	Percentage of Shares that Vest	Number of Shares that Vest
33.3%
33.3%
33.4%

B. RESTRICTED STOCK AGREEMENT

1. Grant and Issuance of Restricted Stock. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Grantee, the number of shares of Restricted Stock set forth in the Notice of Grant, effective on the Grant Date set forth in the Notice of Grant, and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.

2. Forfeiture Restrictions. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, the Restricted Stock for the period commencing on the Grant Date and ending on the Vesting Date (the “Restriction Period”). Upon vesting on the Vesting Date, the restrictions in this Section 2 shall lapse and Grantee may transfer the shares of Stock in accordance with applicable securities law requirements and the Company’s policies and procedures.

3. Vesting; Lapse of Restrictions. Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 14.2 of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), if Grantee has been in continuous Service since the Grant Date, the Restricted Stock shall vest as set forth on the Vesting Schedule in the Notice of Grant. Grantee shall forfeit the unvested portion of the Restricted Stock.

4. Termination of Service. If Grantee terminates Service prior to the Vesting Date on account of death, Disability, or termination by the Company other than for Cause, Grantee shall be entitled to retain a percentage of the Restricted Stock (the “Retained Shares”) equal to the ratio that the number of days of Service of Grantee during the Vesting Period bears to the total number of days in the Vesting Period. The Retained Shares of Restricted Stock shall immediately vest on the date Grantee terminates Service and the remaining shares of Restricted Stock shall be forfeited upon Grantee’s termination of Service. If Grantee terminates Service prior to the Vesting Date as a result of termination by the Company for Cause or voluntary termination by Grantee, all unvested shares of Restricted Stock shall be forfeited upon Grantee’s termination of Service. Upon forfeiture of the shares of Restricted Stock, Grantee shall have no further rights with respect to such shares, including but not limited to any right to vote the shares or any right to receive dividends. Section 14.2 of the Plan provides for accelerated vesting with respect to certain terminations in connection with a Change of Control.

5. Leave of Absence. For purposes of the Restricted Stock, Service does not terminate when Grantee goes on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating 90 days after Grantee went on the approved leave, unless Grantee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Grantee immediately returns to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.

6. Dividends. During the Restriction Period, regular and special or extraordinary cash dividends declared and paid with respect to shares of Restricted Stock shall be retained by the Company and shall be subject to the same vesting requirements as specified in the Notice of Grant above. Any retained dividends to which Grantee becomes entitled upon vesting on the Vesting Date shall be paid to Grantee on the Vesting Date, but in no event later than March 15 of the year following the calendar year when the shares vest.

7. Purchase and Delivery of Shares. Grantee shall be required, to the extent required by applicable law, to purchase the shares of Restricted Stock from the Company at the aggregate par value of the shares of Stock represented by such Restricted Stock (the “Purchase Price”). The Purchase Price shall be payable in cash or in cash equivalents acceptable to the Company. Upon the expiration or termination of the Restriction Period, the restrictions applicable to Restricted Stock shall lapse, and, a certificate for such shares of Stock shall be delivered, free of all such restrictions, to Grantee or Grantee’s beneficiary or estate, as the case may be. Notwithstanding anything in this Agreement to the contrary, the Company may elect to satisfy any requirement for the delivery of stock certificates hereunder through the use of book-entry.

8. Enforcement of Restrictions. All certificates representing shares of Restricted Stock shall include applicable restrictive legends regarding restrictions on transfer and compliance with securities law requirements, as determined by the Committee.

9. Tax Withholding. The Company or any Affiliate shall have the right to deduct from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any shares of Stock or dividends. By accepting this Agreement, Grantee hereby authorizes the Company to withhold from fully vested shares of Stock otherwise deliverable to Grantee a number of whole shares of Stock necessary to satisfy the Company’s required tax withholding with respect to the Award and to deduct any remaining amount due from any payments due to Grantee.

Notwithstanding the foregoing, in lieu of share withholding, Grantee may irrevocably elect to satisfy the required tax withholding obligation by delivering: (a) a cashiers check or other check acceptable to the Company; or (b) whole shares of Stock already owned by Grantee, in the amount determined by the Company to satisfy the required tax withholding obligation. Any election to deliver a check or shares shall be irrevocable, made in writing, signed by Grantee and delivered to the General Counsel of the Company at least 30 days before the scheduled vesting date, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

Any shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligation. The Fair Market Value of the shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.

10. Effect of Prohibited Transfer. If any transfer of shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration, such shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

11. Investment Representations. The Committee may require Grantee (or Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Stock for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

12. Continued Service. Neither the grant of shares of Restricted Stock nor this Agreement gives Grantee the right to continue Service with the Company or its Affiliates in any capacity. The Company and its Affiliates reserve the right to terminate Grantee’s Service at any time and for any reason not prohibited by law.

13. Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

15. Tax Treatment; Section 83(b); Section 409A. Grantee may incur tax liability as a result of the vesting of shares of Restricted Stock, the payment of dividends or the disposition of shares of Stock. Grantee should consult his or her own tax adviser for tax advice.

Grantee hereby acknowledges that Grantee has been informed that he or she may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Grant Date on the amount by which the Fair Market Value of the Restricted Stock on that date exceeds the Purchase Price. If Grantee chooses to file an election under Section 83(b) of the Code, Grantee hereby agrees to promptly deliver a copy of any such election to the Chief Financial Officer of the Company (or his designee).

Grantee acknowledges that the Committee, in the exercise of its sole discretion and without Grantee’s consent, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Grantee with notice of any such amendment or modification.

16. Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth in Section 14 regarding Section 409A of the Code and any other provision set forth in the Plan.

17. 2007 Equity Incentive Plan. The shares of Restricted Stock and payment of dividends granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee. A copy of the Prospectus for the 2007 Equity Incentive Plan shall also be provided to Grantee.

NATIONAL CINEMEDIA, INC.

By:	/s/ Kurt C. Hall
Kurt C. Hall
President and Chief Executive Officer

Date:

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